Exhibit (s)
Power of Attorney
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and Trustees of Highland Credit Strategies Fund (the “Trust”) nominates, constitutes and appoints each of M. Jason Blackburn, R. Joseph Dougherty and Michael Colvin (with full power to each of them to act alone) as his true and lawful attorney-in-fact to execute in the name and on behalf of each of them a Registration Statement on Form N-2, including any and all amendments and supplements thereto and any and all exhibits and other documents requisite in connection therewith, and to file the same with the Securities and Exchange Commission and any other regulatory authority having jurisdiction over the issuance of rights and the offer and sale of shares of beneficial interest of the Trust, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done and about the premises as fully to all intents and purposes as the undersigned officers and Trustees themselves might or could do.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned officers and Trustees have hereunto set their hand this 30th day of October, 2009.

/s/ R. Joseph Dougherty	/s/ Timothy Hui

R. Joseph Dougherty	Timothy Hui
Trustee, Chief Executive Officer and President	Trustee

/s/ Scott Kavanaugh	/s/ James Leary

Scott Kavanaugh	James Leary
Trustee	Trustee

/s/ Bryan Ward	/s/ M. Jason Blackburn

Bryan Ward	M. Jason Blackburn
Trustee	Chief Financial Officer,
Treasurer and Secretary